Exhibit 10.6
FORM OF
TRANSPORTATION SERVICES AGREEMENT
(High Plains Pipeline System)
     This TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated as of ______ __, 2011, by and between Tesoro High Plains Pipeline Company LLC, a Delaware limited liability company (“THPP”) and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”), collectively referred to as “Parties.”
RECITALS
     WHEREAS, THPP intends to provide transportation services with respect to crude petroleum owned by TRMC on the intrastate portions of the Pipeline System from various points in North Dakota to Mandan, North Dakota, subject to and upon the terms and conditions of this Agreement; and
     WHEREAS, THPP will agree to operate and maintain the Pipeline System in good working order and ship crude petroleum for TRMC in North Dakota intrastate commerce on the Pipeline System, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:
1. DEFINITIONS
     Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
     “Agreement” has the meaning set forth in the Preamble.
     “Actual Costs” has the meaning set forth in Section 6(c).
     “Actual Shipments” means crude petroleum that is physically delivered on the Pipeline System under NDPSC tariffs from North Dakota intrastate origin points on the Pipeline System to the Mandan Refinery, or such other North Dakota destinations as may be incorporated into the terms and conditions of this Agreement pursuant to Section 2(b).
     “Agreement” has the meaning set forth in the Preamble.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
     “Available Capacity” means the capacity usable for transportation of crude petroleum on each Segment of the Pipeline System, and subject to adjustment pursuant to Section 2(b).
     “Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
     “bpd” means Barrels per day.

     “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
     “Capacity Expansion” has the meaning set forth in Section 2(b).
     “Capacity Expansion Completion Date” has the meaning set forth in Section 2(b).
     “Capacity Resolution” has the meaning set forth in Section 13(c).
     “Commencement Date” has the meaning set forth in Section 3.
     “Committed Tariff Rate” means, for each separate Tariff Section of the Pipeline, the Firm Committed Rate specified on Schedule A for shipping crude petroleum from the origin set forth on Schedule A to the Mandan Refinery, as may be supplemented and revised from time to time, as provided herein.
     “Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in a writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information, and specifically including without limitation all shipper information of TRMC that THPP is required by Applicable Law to protect as confidential.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
     “Credit” has the meaning set forth in Section 6(b).
     “Excess Barrels” has the meaning set forth in Section 5(b).
     “Extension Period” has the meaning set forth in Section 4.
     “First Offer Period” has the meaning set forth in Section 11(d).
     “Force Majeure” means circumstances not reasonably within the control of THPP and which, by the exercise of due diligence, THPP is unable to prevent or overcome that prevent performance of THPP’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.
     “Force Majeure Notice” and “Force Majeure Period” each have the meaning set forth in Section 12.
     “FERC” means the Federal Energy Regulatory Commission.

     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “Mandan Refinery” means the petroleum refinery owned by TRMC located in Mandan, North Dakota.
     “Minimum Required Gathering Line Capacity” means the average daily capacity of each portion of the gathering lines, tanks and associated lateral pipelines of the Pipeline System in 2010; provided, however, that THPP shall not be required to maintain a gathering pipeline in operation if the volume of crude petroleum being shipped on such gathering pipeline declines to a level where continued operation of the gathering line is uneconomic as determined by THPP.
     “Minimum Required Terminal Capacity” means, for each Terminal, the average daily terminalling capacity in 2010.
     “Minimum Throughput Commitment” means an average of 49,000 bpd per Month shipped on the Pipeline System in intrastate commerce in North Dakota, subject to adjustment for Capacity Expansions pursuant to Section 2; provided however, that the Minimum Throughput Commitment during the Month in which the Commencement Date or a Capacity Expansion Completion Date occurs shall be prorated in accordance with ratio of the number of days in such Month during which the Commencement Date or Capacity Expansion Completion Date (as to the additional bpd reserved by TRMC pursuant to Section 2) occurs bears to the total number of days in such Month.
     “Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.
     “NDPSC” means the North Dakota Public Service Commission.
     “Notice Period” has the meaning set forth in Section 14(a).
     “Offer Period” has the meaning set forth in Section 2(d).
     “Partnership Change of Control” means Tesoro Corporation ceases to Control the general partner of Tesoro Logistics LP.
     “Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
     “Payment Month” has the meaning set forth in Section 6(a).
     “Pipeline System” means the combined THPP pipeline in North Dakota, comprised of the Segments and associated lateral pipelines, gathering lines and tanks.
     “Prepaid Fee” has the meaning set forth in Section 6(a).
     “Rate Tariff” means the tariff THPP currently has on file with the NDPSC, or any amended, replacement or supplemental tariff that THPP files in the future with the NDPSC, specifying rates for intrastate transportation from North Dakota origins on the Pipeline System to the Mandan Refinery or other North Dakota intrastate destinations.
     “Receiving Party Personnel” has the meaning set forth in Section 17(g).
     “Reference Month” has the meaning set forth in Section 6(a).
     “Reserved Capacity” means 70% of the Available Capacity of each Segment of the Pipeline System existing as of the Commencement Date, along with any portion of any Capacity Expansion reserved by TRMC pursuant to Section 2.
     “Restoration” has the meaning set forth in Section 13(b)(ii).
     “Right of First Refusal” has the meaning set forth in Section 2(d).
     “Rules Tariff” means the tariff THPP currently has on file with the NDPSC which specifies rules and regulations for transporting crude petroleum from North Dakota origins on the Pipeline System to the Mandan Refinery, and any amended, replacement or supplemental tariff that THPP files in the future with the NDPSC for the transportation of crude petroleum from North Dakota origin points to North Dakota destinations.
     “Segment” means a portion of the Pipeline System extending between any two of the North Dakota hubs described in Schedule B.
     “Shipping Month” has the meaning set forth in Section 6(a).
     “Shortfall Payment” has the meaning set forth in Section 6(b).
     “Storage Contract” has the meaning set forth in Section 2(d).
     “Subject Tank” has the meaning set forth in Section 2(d).
     “Suspension Notice” has the meaning set forth in Section 14(a).
     “Tariff Section” means any contiguous portion of the Pipeline System extending between a North Dakota intrastate origin and destination pair for transportation that is specified in a Rate Tariff on file with the NDPSC. A Tariff Section may consist of multiple Segments.
     “Term” and “Initial Term” each have the meaning set forth in Section 4.
     “Terminal” means the facilities at each origin of the Pipeline System for the receipt of crude petroleum and breakout tanks in use on the Pipeline System on the Commencement Date, including associated racks, pumps, piping tanks, valves, control equipment, and related fixtures and equipment.
     “Termination Notice” has the meaning set forth in Section 12(a).
     “THPP” has the meaning set forth in the Preamble.
     “Transportation Right of First Refusal” has the meaning set forth in Section 11(d).
     “TRMC” has the meaning set forth in the Preamble.

     “TRMC Termination Notice” has the meaning set forth in Section 12(b).
     “Uncommitted Tariff Rate” means, for each respective Tariff Section, the Uncommitted Rate specified on Schedule A for shipping crude petroleum from the origin set forth on Schedule A to the Mandan Refinery, as may be supplemented and revised from time to time, as provided herein.
     “Weighted Average Committed Tariff Rate” means, with respect to any period, the result of (i) the aggregate amount incurred under Section 6(c)(i) by TRMC for such period divided by (ii) the total volume shipped by TRMC on such Tariff Sections for such period at such Committed Tariff Rates.
2. VOLUME COMMITMENT; RESERVED CAPACITY
     (a) Minimum Throughput and Reserved Capacity.
     (i) Ship or Pay Arrangement. TRMC commits that from the Commencement Date through the end of the Term, TRMC shall ship, from North Dakota origin points on the Pipeline System to the Mandan Refinery (or other North Dakota intrastate destination points on terms negotiated pursuant to the terms of Section 2(b) below), the Minimum Throughput Commitment each Month, or, in the event it fails to do so, shall remit to THPP the Shortfall Payment pursuant to Section 6 below. THPP, in turn, commits to TRMC that it shall make available to TRMC the Reserved Capacity on each Segment of the Pipeline System. THPP shall inform TRMC in writing prior to the Commencement Date of the Available Capacity of each Segment of the intrastate portion of the Pipeline System. THPP shall also make available to TRMC sufficient capacity on each gathering pipeline connected to the Pipeline System that is being operated or is capable of being operated by THPP on the Commencement Date to allow TRMC to ship the Minimum Throughput Commitment and to utilize the Reserved Capacity; provided, however, that THPP shall not be required to maintain a gathering pipeline in operation if the volume of crude petroleum being shipped on such gathering pipeline declines to a level where continued operation of the gathering line is uneconomic as determined by THPP.
     (ii) Minimum Throughput Capacity to Mandan Refinery. At all times, except by reason of Force Majeure or temporary shutdown for pipeline testing and maintenance, THPP shall maintain and operate the Pipeline System so that the actual operating capacity of individual Segments shall not be materially reduced and the total capacity of the Pipeline System that is actually available for shipment of crude petroleum to the Mandan Refinery (including any capacity reserved or dedicated to any other shipper) always equals or exceeds 70,000 bpd.
     (b) Pipeline System Modification or Expansion.
     (i) New North Dakota Destinations and Origins; Modifications. In the event that THPP proposes the construction of any new North Dakota origin or destination point on the Pipeline System, then the Parties shall negotiate in good faith to determine an appropriate adjustment to the Reserved Capacity for any particular affected Segments (and only such affected Segments) and an appropriate credit to the Minimum Throughput Commitment for shipments by TRMC to any new intrastate destination points. Notwithstanding the foregoing, consistent with the terms of Section 2(a)(ii) above, unless otherwise expressly agreed in writing by TRMC, no such new construction shall (A) reduce or restrict the right and ability of TRMC to ship at least the Minimum Throughput Commitment in the aggregate across all Segments from North Dakota origin points nominated by TRMC to the Pipeline System hub at Dunn Center for further delivery to the Mandan Refinery, (B) reduce the Available Capacity on the Dunn Center-to-Mandan Segment below 70,000 bpd or TRMC’s Reserved Capacity on such Segment or (C) reverse the flow of any Segment on the Pipeline System.

     (ii) Capacity Expansion. In the event that THPP proposes the construction or acquisition of any new pipeline with an intrastate North Dakota origin point which connects to the Pipeline System, the return to service of any pipeline with an intrastate North Dakota origin which connects to the Pipeline System inactive on the Commencement Date or the expansion or enhancement of the Available Capacity on any currently existing Segment (any of the foregoing, a “Capacity Expansion”), then: (A) THPP shall provide written notice to TRMC at least 180 days prior to the projected date of completion and first usable service for such Capacity Expansion (“Capacity Expansion Completion Date”), describing in reasonable detail the proposed Capacity Expansion and the projected timetable for such Capacity Expansion, including the projected Capacity Expansion Completion Date; (B) TRMC shall have the option, exercisable by written notice to THPP within 60 days after TRMC’s receipt of a Capacity Expansion Notice, to reserve up to 70% of such Capacity Expansion; and (C) in the event that TRMC so elects to reserve a portion of such Capacity Expansion, then (1) THPP shall provide TRMC with such periodic updates and information with respect to the Capacity Expansion as TRMC shall reasonably request and (2) on the actual Capacity Expansion Completion Date, the Minimum Throughput Commitment and Reserved Capacity for the affected Segments shall be increased by the number of bpd of the Capacity Expansion TRMC has elected to reserve. For any Capacity Expansion requiring the filing of any new tariff with the NDPSC, the provisions of Section 5(e)(ii) shall apply to the determination of the Committed Tariff Rate applicable to TRMC’s reserved portion of such Capacity Expansion. The proration provisions of the Rules Tariff shall apply so as to provide TRMC with priority for the adjusted Reserved Capacity as a shipper under a Committed Tariff, and TRMC shall be subject to proration as a shipper under an Uncommitted Tariff with respect to any portion of a Capacity Expansion not reserved by TRMC pursuant to this Section 2(b)(ii). Notwithstanding the foregoing, consistent with the terms of Section 2(a)(ii) above, unless otherwise expressly agreed in writing by TRMC, no Capacity Expansion shall (Y) reduce or restrict the right and ability of TRMC to ship at least the Minimum Throughput Commitment in the aggregate across all Segments from North Dakota origin points nominated by TRMC to the Pipeline System hub at Dunn Center for further delivery to the Mandan Refinery or (Z) reduce the Available Capacity on the Dunn Center-to-Mandan Segment below 70,000 bpd, or TRMC’s Reserved Capacity on such Segment. Nothing contained herein shall require THPP to divulge any information concerning any other shipper that is confidential shipper information or otherwise Confidential Information of THPP or any third party. The provisions of Section 17 shall apply to all such Confidential Information.
     (iii) Determination of Minimum Throughput Commitment. TRMC shall be deemed to have shipped its Minimum Throughput Commitment if the average quantity of crude petroleum that TRMC ships to the Mandan Refinery on the Pipeline System in any Month under NDPSC tariffs equals at least the Minimum Throughput Commitment, regardless of the particular Segments on which those shipments are made. Shipments to or from new destinations or origins added pursuant to Section 2(b)(i) above or included as part of a Capacity Expansion pursuant to Section 2(b)(ii) shall only be included in the calculation of Minimum Throughput Commitment upon adjustment to the Reserved Capacity and Minimum Throughput Commitment as required by each such respective subsection.
     (c) Testing and Repair; Capacity Expansion Requested by TRMC.
     (i) Segment Testing. As further consideration for THPP’s obligation to make available to TRMC the Reserved Capacity on each Segment, TRMC shall reimburse THPP for any costs or expenses associated with or related to the pipeline test and/or inspection scheduled to commence during the 2011 calendar year on the Tariff Section of the Pipeline System between Ramberg and Mandan and the cost of any capital expenditures necessary, as a result of such tests, to maintain the capacity of the Ramberg-to-Mandan Tariff Section at 70,000 bpd. If THPP determines based on such pipeline tests or inspections that the Available Capacity of such Tariff Section exceeds 70,000 bpd, then notwithstanding the provisions of Section 2(b)(ii), the amount of such excess shall be included in the calculation of Reserved Capacity for the Segments included in such Tariff Section without any adjustment to the Minimum Throughput Commitment.
     (ii) Capacity Expansion Requested by TRMC. TRMC may at any time make a written request to THPP for a Capacity Expansion on any Segment existing as of the Commencement Date, and shall include in such written request the parameters and specifications of the requested Capacity Expansion. Upon the receiving such a request, THPP shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria, limitations affecting the expansion of such Segment and any related tankage, cost and financing factors and the effect of such Capacity Expansion on the overall operation of the Pipeline System. If THPP determines that such a Capacity Expansion is operationally and commercially feasible, THPP shall present a proposal to TRMC concerning the design of such Capacity Expansion, its projected costs and how such costs might be funded by or recovered from TRMC. If THPP determines that such a Capacity Expansion is not commercially or operationally feasible, it shall provide TRMC with an explanation of and justification for why it made such determination. If THPP notifies TRMC that the Capacity Expansion may be commercially and operationally feasible, the Parties shall negotiate reasonably and in good faith to determine appropriate terms and conditions for the Capacity Expansion, which shall include, without limitation, the scope of the Capacity Expansion, the appropriate timing for constructing the Capacity Expansion, the increase in Reserved Capacity and a mechanism for THPP to recover its costs, plus a reasonable return on capital associated with such Capacity Expansion, which may include, without limitation, direct funding of all or part of the costs by TRMC, an increase in tariff rates and/or an increase in the Minimum Throughput Commitment.
     (d) Excess Tank Capacity. In the event that THPP reasonably determines that any storage tanks which are part of the Pipeline System are not then required, and will not during the term of any Storage Contract be required, for THPP’s delivery of the Reserved Capacity to TRMC (any such storage tank, a “Subject Tank”), then THPP may take such Subject Tank out of service and offer such Subject Tank to third parties for use on a dedicated storage basis (a “Storage Contract”); provided, however, that prior to entering into any such Storage Contract, THPP shall provide TRMC with (i) written notice of its intent to enter into a Storage Contract and the general terms of such transaction and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “Offer Period”) during which TRMC may make a good faith offer to enter into a Storage Contract with THPP with respect to such Subject Tank (the “Right of First Refusal”). If TRMC makes an offer on terms no less favorable to THPP than the third-party offer for a Storage Contract with respect to such Subject Tank during the Offer Period, then THPP shall be obligated to enter into a Storage Contract with TRMC. If TRMC does not exercise its Right of First Refusal in the manner set forth above, THPP may, for the next ninety (90) days, proceed with the negotiation of the third-party Storage Contract. If no third-party Storage Contract is consummated during such ninety (90)-day period, then the terms and conditions of this Section 2(d) shall again become effective with respect to such Storage Tank.
     (e) Nomination Procedures. TRMC shall nominate volumes that it intends to ship in accordance with the provisions of the THPP Rules Tariff on file with the NDPSC. Pursuant to that tariff, TRMC shall not be subject to proration of its nominations of intrastate shipments on any Segment of the Pipeline System for volumes up to the Reserved Capacity, and TRMC shall be entitled to ship excess intrastate volumes above the Reserved Capacity on a pro rata basis with other shippers, as well as interstate volumes pursuant to the terms of THPP’s tariffs on file with the FERC. TRMC agrees that in the event that its nomination for intrastate transportation of crude petroleum during any nomination period is less than the Minimum Throughput Commitment, THPP shall be entitled to use TRMC’s unutilized capacity for volumes nominated by other shippers without any reduction in the Shortfall Payment payable by TRMC.

3. COMMENCEMENT DATE
The Parties anticipate that the “Commencement Date” will be _________ __, 2011. The actual Commencement Date shall be the date specified by THPP in a written notice to TRMC. The Parties agree that there are a number of factors that may affect the actual Commencement Date. Consequently, neither Party shall have any right or remedy against the other Party if the actual Commencement Date is earlier or later than the anticipated Commencement Date.
4. TERM
The initial term of this Agreement shall commence on the Commencement Date and shall continue through April 30, 2021 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to THPP no less than ninety (90) days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”.
5. TARIFFS AND REIMBURSEMENT FOR CAPITAL EXPENDITURES
THPP has filed with the North Dakota Public Service Commission a Rate Tariff that sets forth the Committed Tariff Rates and Uncommitted Tariff Rates specified in Schedule A.
     (a) Intrastate Committed Tariff Rates. TRMC agrees to pay the Committed Tariff Rates to THPP for all Barrels of crude petroleum shipped by TRMC on the Pipeline System from North Dakota origin points to the Mandan Refinery up to the Minimum Throughput Commitment.
     (b) Intrastate Uncommitted Tariff Rates. TRMC agrees to pay the Uncommitted Tariff Rate to THPP for all Barrels of crude petroleum shipped by TRMC on the Pipeline System from North Dakota origin points to the Mandan Refinery in excess of the Minimum Throughput Commitment (“Excess Barrels”). For purposes of calculating the amount owed by TRMC for shipments of Excess Barrels in any Month, the number of Excess Barrels shipped on each Tariff Section of the Pipeline System shall be deemed to be equal to (i) the total number of Excess Barrels shipped during such Month times (ii) the result of (A) the total number of Barrels shipped on such Tariff Section during such Month divided by (B) the total number of Barrels shipped on all Tariff Sections the Pipeline System during such Month.
     (c) FERC Tariff Rates. To the extent any shipments by TRMC on the Pipeline System constitute interstate shipments under Applicable Law, TRMC agrees to pay to THPP the common carrier tariff rate on file with the FERC. Any such shipments shall be subject to this Agreement only to the extent expressly provided herein.
     (d) Other Fees. All pipeline gathering or pumpover fees applicable to intrastate volumes shipped on the Pipeline System will be determined according to the Rate Tariff.
     (e) Changes in Tariffs.

     (i) During the Term hereof, except as expressly provided herein, THPP shall not revoke, replace or change (A) the Rates Tariffs, (B) the Rules Tariff or (C) any FERC tariff currently on file for the Pipeline System, without TRMC’s consent, which shall not be unreasonably withheld. TRMC’s withholding its consent to a change in any tariff shall not be considered unreasonable if the proposed tariff change would increase TRMC’s shipment costs above the cost levels specified in the tariffs that THPP has filed with the NDPSC or FERC, whichever is applicable on the effective date of this Agreement. TRMC’s withholding its consent shall further not be considered unreasonable if the proposed tariff change would materially restrict or limit TRMC’s ability to use the full Reserved Capacity to ship the Reserved Capacity to the Mandan Refinery on terms consistent with those set forth in this Agreement or would otherwise alter or abridge TRMC’s rights as stated in this Agreement.
     (ii) Notwithstanding the requirement stated in the previous provision of this subparagraph, THPP may change the Rates Tariff and the FERC tariff to add new origin or destination points and may change the Rules Tariff and its FERC Rules and Regulations tariff pursuant to the provisions of Section 2 or otherwise as may be reasonably required in response to changes in Applicable Laws. However, before filing any such tariff changes with a Governmental Authority, THPP shall transmit a copy of the proposed change to TRMC and afford TRMC a reasonable period of time to submit comments to THPP as to whether the tariff changes are appropriate and in accordance with the provisions of this Agreement. THPP shall take into account TRMC’s comments in any tariff that it subsequently files with a Governmental Authority. Tariff rates for any new origin points shall be based upon the same average rate per barrel mile that applies to tariffs for existing North Dakota origin points at the time a tariff is filed adding the new origin point. Tariffs for new intrastate destinations shall be subject to the provisions set forth in Section 2 above. Any new gathering rate shall be sufficient to allow THPP to recover its cost of service for establishing any new gathering service, consistent with established FERC ratemaking principles.
     (f) Index Based Tariff Changes. All fees set forth in this Agreement shall be increased or decreased, as applicable, on July 1 of each year of the Term (i) by the change in any inflationary index promulgated by FERC in accordance with the FERC’s indexing methodology currently set forth at 18 CFR § 342.3, including future amendments or modifications thereof or (ii) in the event that the FERC terminates its indexing methodology during the Term of this Agreement, by a percentage equal to the change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics.
     (g) Other Reimbursements or Tariff Increases. TRMC shall reimburse THPP for, or THPP shall be permitted to file tariff rate increases for, the following:
(i)	The costs that THPP incurs in complying with any new Applicable Laws that affect the services provided by THPP to TRMC under this Agreement; provided, that (A) compliance by THPP with any such new law or regulation requires substantial unanticipated capital expenditures by THPP, (B) THPP has made good faith efforts to mitigate the effect of such Applicable Laws, (C) THPP has negotiated in good faith with TRMC in order to reach a reasonable agreement on the level of the increased tariff rate, which will be sufficient to allow THPP to recover its cost of service consistent with established FERC ratemaking principles and (D) TRMC will only be charged its proportionate share of any such costs based upon of its shipments on affected Tariff Sections of the Pipeline System;

(ii)	All taxes (other than income taxes, gross receipt taxes and similar taxes) that THPP specifically incurs on TRMC’s behalf for the services THPP provides to TRMC under this Agreement, if such reimbursement is not prohibited by law; and

(iii)	Actual costs of any capital expenditures THPP agrees to make at TRMC’s request which THPP proposes to recover through rate increases that are consistent with FERC ratemaking principles.
6. PAYMENTS
     (a) Payments in Advance for Minimum Throughput Commitment. TRMC shall pay THPP for its reserved Minimum Throughput Commitment in advance by making an estimated payment to THPP (the “Prepaid Fee”) no later than the last Business Day of the Month (the “Payment Month”) prior to the Month in which shipments are actually made (the “Shipping Month”). THPP will invoice TRMC for such Prepaid Fee no later than ten (10) days prior to the end of the Payment Month. The Prepaid Fee shall be calculated by multiplying the Minimum Throughput Commitment for such Shipping Month by the Weighted Average Committed Tariff Rate for the Month immediately preceding the Payment Month (the “Reference Month”). The Prepaid Fee for the first Month of the Term of this Agreement shall be paid by TRMC on the Commencement Date, and shall be based on the volumes of crude petroleum shipped by TRMC during the last full Month immediately preceding the Commencement Date.
     (b) Monthly Shortfall Payment. If, during any Shipping Month, Actual Shipments by TRMC are less than the Minimum Throughput Commitment for such Shipping Month, TRMC shall pay to THPP an amount equal to (i) the amount of such shortfall (in Barrels) multiplied by (ii) the Weighted Average Committed Tariff Rate for such Shipping Month (the “Shortfall Payment”). The dollar amount of any Shortfall Payment included in the monthly invoice described in Section 6(c) below and paid by TRMC shall be posted as a credit to TRMC’s account (the “Credit”), and such Credit shall be applied in subsequent monthly invoices against amounts owed by TRMC for Excess Barrels shipped on the intrastate portion of the Pipeline System during any of the succeeding three (3) Months. Credits will be applied in the order in which such Credits accrue and any portion of the Credit that is not used by TRMC during the succeeding three (3) Months will expire (e.g., a Credit which accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any Credit which accrues in February).
     (c) Monthly Reconciliation. At the end of each Shipping Month, THPP will calculate the total fees that TRMC owes THPP for Actual Shipments on the intrastate portion of the Pipeline System during such Shipping Month as follows (“Actual Costs”):
(i)	the amount TRMC owes THPP for shipments during such Shipping Month, based on Actual Shipments during such Shipping Month at the Committed Tariff Rate; plus

(ii)	the result of (A) the amount TRMC owes THPP for shipments during such Shipping Month based on Actual Shipments of Excess Barrels at the Uncommitted Tariff Rate (determined in accordance with Section 5(b)) less (B) any applicable Credits; plus

(iii)	any applicable Shortfall Payment for such Shipping Month (subject to adjustment pursuant to Section 14(b) during a Notice Period); plus

(iv)	any FERC tariffs for such Shipping Month (subject to adjustment pursuant to Section 14(b) during a Notice Period); plus

(iii)	other tariff fees for such Shipping Month payable pursuant to Section 5(d) and payments for volume losses set forth in Section 7(b).

If Actual Costs exceed the Prepaid Fee, then TRMC will pay THPP the difference. If the Prepaid Fee exceeds Actual Costs, then THPP will refund to TRMC the difference. THPP will invoice TRMC monthly (which invoice shall, if applicable, set forth any refund due to TRMC), and all amounts owed by either Party (including any refund owed by THPP) shall be due and payable no later than ten (10) days after TRMC’s receipt of THPP’s invoice. Any past due payments owed by TRMC hereunder shall accrue interest, payable on demand, at the rate of eight percent (8%) per annum from the due date of the payment through the actual date of payment.
7. TRANSPORTATION SERVICES; VOLUME LOSSES
     (a) The services provided by THPP pursuant to this Agreement shall consist only of transportation pursuant to the Rate Tariff and Rules Tariff that THPP files with the North Dakota Public Service Commission. THPP will not be obligated to provide terminalling or tankage facilities at any location or any intermediate interconnection point or truck unloading as part of the services it provides. Shipments of crude petroleum on the Pipeline System under a FERC tariff shall be subject to this Agreement only to extent expressly provided for herein.
     (b) Liability and measurement of volume losses shall be governed by the Rules Tariff. To the extent that actual losses are less than 0.2% during any particular Shipping Month, TRMC shall repurchase from THPP the difference between the actual loss and the 0.2% allowance, at a price per barrel for such volume equal to eighty-five (85) percent of the mean average, trading days only, of the NYMEX daily closing near-month settlement prices for light sweet crude oil, deemed 40.0 degrees API gravity, posted each trading day during the month of measurement of such volume loss. Such repurchase shall be deemed to occur at the Mandan Refinery. All such sales shall be “AS IS”, “WHERE IS”, without any warranty, express or implied, including warranties of merchantability, fitness or title, all of which are expressly excluded.
8. PRIORITY SERVICE
In order to effectuate the underlying objectives of this Agreement, THPP agrees as follows:
     (a) Throughout the Term of this Agreement, THPP shall take such action as may be necessary, including filing and continuing to maintain tariffs (including the Rules Tariff) with the NDPSC, to permit TRMC to ship the full Reserved Capacity without subjecting TRMC to prorationing or any similar reduction in TRMC’s allocation.
     (b) Prior to filing any new tariff with a Governmental Authority, THPP shall consult with TRMC as set forth in Section 5(e)(ii). THPP shall ensure that any new tariff does not in any way impinge upon or prejudice any of TRMC’s rights under the terms of this Agreement, including TRMC’s rights under Section 8(a) above.
     (c) THPP shall provide TRMC with reasonable advance notice before taking any actions to shut down or reduce throughput rates on any Segment of the Pipeline System or any gathering line, and any such action shall be subject to the provisions of Section 2(a)(ii). Upon request by TRMC, THPP shall provide a reasonable explanation for the actions it is taking, and if an action is temporary, inform TRMC of the expected duration. The Parties shall negotiate in good faith arrangements to ensure that such actions do not impair the rights and obligations hereunder.
9. REGULATORY MATTERS

     (a) As of the date of this Agreement, the shipment of crude petroleum on the Pipeline System from North Dakota origin points to the Mandan Refinery is subject to regulation by the State of North Dakota, and this Agreement is subject to the rules and regulations of the NDPSC. Accordingly, THPP has filed a Rate Tariff and a Rules tariff with the NDPSC that governs its intrastate shipments of crude petroleum. In the event that the NDPSC takes any adverse action with respect to the Rate Tariff or Rules Tariff currently on file or a Rate Tariff or Rules Tariff that THPP may file with it in the future, THPP shall diligently defend the Rate Tariff or Rules Tariff, including appealing any such adverse action. If any such adverse action is not stayed pending appeal, each Party’s obligations under this Agreement shall be suspended until a stay is implemented or a final, non-appealable decision is rendered with respect to such adverse action. If a final, non-appealable decision is ultimately issued by the NDPSC and confirmed by the North Dakota courts having final authority in the matter which requires THPP to amend the Rates Tariff or the Rules Tariff in a manner that is fundamentally contradictory to the provisions of this Agreement, then the Parties shall negotiate in good faith to amend this Agreement to comply with any such judgment but still retain the protections and structures reflected by its current terms to the maximum extent permissible under such judgment. In the event the Parties are unable to reach agreement with respect to such an amendment within a reasonable period of time after the issuance of such final judgment, which shall not be less than thirty (30) days, then either Party may terminate this Agreement.
     (b) TRMC hereby agrees: (i) to take all such actions and do all such things as THPP shall reasonably request in connection with its applications for, and the processing of, any necessary certificates, approvals and authorizations of Governmental Authorities; (ii) at all times to support the Committed Tariff Rate specified in this Agreement as a rate that it has agreed to pay; (iii) not directly or indirectly take any action that indicates a lack of support for the Committed Tariff Rate at terms agreed to in this Agreement; (iv) not to file any action, protest or complaint with the NDPSC with respect to the Rules Tariff on file as of the date of this Agreement; and (v) not to file any complaint or other action at the FERC with respect to the THPP tariff currently on file with the FERC, including any increased rates based on the inflationary index referred to in Section 5(f) of this Agreement.
     (c) THPP operates the Pipeline System as a common carrier, and TRMC’s rights as a shipper on the Pipeline System shall be subject to all Applicable Laws related to common carrier pipelines. The terms and provisions of the Rules Tariff and the Rate Tariff shall apply to the intrastate transportation services provided pursuant to this Agreement.
     (d) Each Party, in carrying out the terms and provisions of this Agreement, shall comply with all present and future Applicable Laws of any Governmental Authority having jurisdiction.
10. LIMITATION ON LIABILITY
Notwithstanding anything to the contrary contained herein, except to the extent incorporated in the rates set forth in the Rate Tariff or as otherwise set forth in the Rules Tariff, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.
11. TERMINATION; RIGHT TO ENTER INTO NEW AGREEMENT
     (a) A Party shall be in default under this Agreement if:

     (i) the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; or
     (ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.
     (b) If any of the Parties is in default as described above, then (A) if TRMC is in default, THPP may or (B) if THPP is in default, TRMC may: (1) terminate this Agreement upon notice to the defaulting Parties; (2) withhold any payments due to the defaulting Parties under this Agreement; and/or (3) pursue any other remedy at law or in equity, including the remedies of TRMC set forth below.
     (c) Upon termination of this Agreement for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 12 or Section 14, TRMC shall have the right to require THPP to enter into a new transportation services agreement with TRMC that (i) is consistent with the terms and objectives set forth in this Agreement and (ii) has commercial terms that are, in the aggregate, equal to or more favorable to THPP than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however; that the term of any such new transportation services agreement shall not extend beyond April 30, 2031.
     (d) In the event that THPP proposes to enter into a transportation services agreement with a third party upon the termination of this Agreement for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 12 or Section 14, THPP shall give TRMC ninety (90) days’ prior written notice of any proposed new transportation services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the ‘First Offer Period”) in which TRMC may make a good faith offer to enter into a new transportation services agreement with THPP (the “Transportation Right of First Refusal”). If TRMC makes an offer on terms no less favorable to THPP than the third-party offer with respect to such transportation services agreement during the First Offer Period, then THPP shall be obligated to enter into a transportation services agreement with TRMC on the terms set forth in subsection (c) above. If TRMC does not exercise its Transportation Right of First Refusal in the manner set forth above, THPP may, for the next ninety (90) days, proceed with the negotiation of the third-party transportation services agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 11(d) shall again become effective.
12. FORCE MAJEURE
     (a) As soon as possible upon the occurrence of a Force Majeure, THPP shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). THPP shall identify in such Force Majeure Notice the particular Segment or Segments of the Pipeline System that are affected by the Force Majeure and the approximate length of time that THPP reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If THPP advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 13 below, at any time after THPP delivers such Force Majeure Notice, either Party may terminate this Agreement, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however; that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 12(a) to terminate this Agreement as a result of a Force Majeure with respect to any machinery, storage, tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration under Section 13.
     (b) Notwithstanding the foregoing, if TRMC delivers a Termination Notice to THPP (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, THPP notifies TRMC that THPP reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.
     (c) Subject to Section 13 below, THPP’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure that prevents THPP from shipping the Minimum Throughput Commitment. If, for reasons of Force Majeure, THPP is prevented from shipping volumes equal to the full Minimum Throughput Commitment, then TRMC’s obligation to ship the Minimum Throughput Commitment and pay the Shortfall Payment shall be reduced to the extent that THPP is prevented from shipping the full Minimum Throughput Commitment. At such time as THPP is capable of shipping volumes equal to the Minimum Throughput Commitment, TRMC’s obligation to ship the full Minimum Throughput Commitment shall be restored.
13. CAPABILITIES OF PIPELINE SYSTEM
     (a) Interruptions of Service. THPP shall use reasonable commercial efforts to minimize the interruption of service on the Pipeline System and any Segment thereof. THPP shall promptly inform TRMC of any anticipated partial or complete interruption of service on any Segment of the Pipeline System affecting THPP’s ability to receive crude petroleum at any origin on the Pipeline System or gathering pipeline connected to the Pipeline System or to deliver crude petroleum to the Mandan Refinery (or any other North Dakota destination added pursuant to this Agreement) which is projected to extend more than twenty-four (24) hours, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions THPP is taking to resume full operations, provided that THPP shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay.
     (b) Maintenance and Repair Standards.
     (i) Subject to Force Majeure, interruptions for routine repair and maintenance consistent with customary crude petroleum pipeline standards, scheduling requirements as set forth in the Rules Tariff and any requirements of Applicable Law, THPP shall accept for shipment on the Pipeline System in accordance with pipeline industry standards all crude petroleum that meets the quality specifications of the Rules Tariff. Further, THPP shall maintain and repair all portions of the Pipeline System in accordance with pipeline industry standards and in a manner which allows the Pipeline System to be capable, subject to Force Majeure, of shipping, storing and delivering volumes of crude petroleum which are no less than (A) the Reserved Capacity of each Segment of the Pipeline System, (B) the Minimum Required Terminal Capacity for each Terminal and (C) the Minimum Required Gathering Line Capacity of each portion of the gathering lines, tanks and associated lateral pipelines of the Pipeline System.

     (ii) If for any reason, including without limitation a Force Majeure event, (A) the throughput capacity of any Segment should fall below the specified minimum Reserved Capacity, (B) the throughput or storage capacity of any Terminal should fall below the Minimum Required Terminal Capacity or (C) the throughput or storage capacity of any gathering line, tank and associated lateral pipelines of the Pipeline System should fall below the Minimum Required Gathering Line Capacity, then (Y) during such period of reduced throughput or storage TRMC’s obligation to ship the Minimum Throughput Commitment shall be reduced as described in Section 12(c) above and (Z) within a reasonable period of time after the commencement of such reduction, THPP shall make repairs to and/or replace the affected portion of the Pipeline System to restore the capacity of each Segment, Terminal and Gathering System to the Reserved Capacity, Minimum Required Terminal Capacity or Minimum Required Gathering Line Capacity, as applicable (collectively “Restoration”). Except as provided below in Sections 13(c) and 13(d), all such Restoration shall be at THPP’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers.
     (c) Capacity Resolution. In the event of (i) the failure of THPP to maintain any Segment at its full specified minimum required Reserve Capacity; (ii) the failure of THPP to maintain any Terminal at its full specified Minimum Required Terminal Capacity; or (iii) the failure of THPP to maintain each gathering line, tank and associated lateral pipelines of the Pipeline System at the Minimum Required Gathering System Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the affected portion of the Pipeline System which will, among other things, specify steps to be taken by THPP to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration THPP’s economic considerations relating to costs of the repairs and TRMC’s requirements concerning the operation of the Mandan Refinery. In the event that TRMC’s economic considerations justify incurring additional costs to restore the Pipeline System in a more expedited manner than the time schedule determined in accordance with the preceding sentence, TRMC may require THPP to expedite the Restoration to the extent reasonably possible, subject to TRMC’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein TRMC agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 12(a) above so long as such Restoration is completed with due diligence, and TRMC shall pay such portion to THPP in advance based on an estimate conforming to reasonable engineering standards applicable to petroleum pipelines. Upon completion, TRMC shall pay the difference between the actual portion of Restoration costs to be paid by TRMC pursuant to this Section 13(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of THPP’s invoice therefor, or, if appropriate, THPP shall pay TRMC the excess of the estimate paid by TRMC over THPP’s actual costs as previously described within thirty (30) days after completion of the Restoration.
     (d) TRMC’s Right To Cure. If at any time after the occurrence of a (x) Partnership Change of Control or (y) a sale of the Mandan Refinery, THPP either (i) refuses or fails to meet with TRMC within the period set forth in Section 13(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 13(c) or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by THPP of any of its obligations under Section 13(c), require THPP to complete a Restoration of the affected portion of the Pipeline System. Any such Restoration required under this Section 13(d) shall be completed by THPP at TRMC’s cost. THPP shall use commercially reasonable efforts to continue to provide transportation of crude petroleum tendered by TRMC under the applicable tariffs while such Restoration is being completed. Any work performed by THPP pursuant to this Section 13(d) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all applicable laws, rules and/or regulations. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Mandan Refinery, TRMC may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by THPP of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations described herein.
14. SUSPENSION OF MANDAN REFINERY OPERATIONS
     (a) In the event that TRMC decides to permanently or indefinitely suspend refining operations at the Mandan Refinery for a period that shall continue for at least twelve (12) consecutive Months, TRMC may provide written notice to THPP of TRMC’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after TRMC has publicly announced such suspension and, upon the expiration of the twelve (12) Month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If TRMC publicly announces, more than two Months prior to the expiration of the Notice Period, its intent to resume operations at the Mandan Refinery, then the Suspension Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.
     (b) If refining operations at the Mandan Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then TRMC shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. TRMC shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Mandan Refinery due to a planned turnaround or scheduled maintenance. Shortfall Payments due for each Shipping Month during any such suspension period will be equal to (i) the Minimum Volume Commitment for such Shipping Month multiplied by (ii) the Weighted Average Committed Tariff Rate paid by TRMC for the period of twelve (12) consecutive calendar Months prior to TRMC’s public announcement of such suspension, less a credit equal to any amounts actually paid by TRMC to THPP during such Shipping Month for the interstate shipment of crude petroleum on the Pipeline System (other than fees for gathering, pumpover or other ancillary services). Monthly reconciliation shall occur in the same manner as specified in Section 6(c), with the exception that payments for interstate shipments subject to a FERC tariff be credited against, and not added to, the Shortfall Payment in the reconciliation calculation during a Notice Period.
15. ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

     (a) TRMC shall not assign any of its rights or obligations under this Agreement without THPP’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement without THPP’s consent in connection with a sale by TRMC of the Mandan Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.
     (b) THPP shall not assign any of its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) THPP may assign this Agreement without TRMC’s consent in connection with a sale by THPP of the Pipeline System so long as the transferee: (A) agrees to assume all of THPP’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by THPP in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) THPP shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for THPP.
     (c) Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     (d) TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, TRMC shall have the option to extend the Term of this Agreement as provided in Section 4. THPP shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.
16. NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) if by e-mail one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
If to TRMC, to:
Tesoro Refining and Marketing Company
Attn:
19100 Ridgewood Parkway
San Antonio, Texas 78259
Phone:
Facsimile:
e-mail:
If to THPP, to:
Tesoro High Plains Pipeline Company LLC

Attn:
19100 Ridgewood Parkway
San Antonio, Texas 78259
Phone:
Facsimile:
e-mail:
or to such other address or to such other person as either Party will have last designated by notice to the other Party.
17. CONFIDENTIAL INFORMATION
     (a) Obligations. Each Party shall use reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 17. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
          (i) is available, or becomes available, to the general public without fault of the receiving Party;
          (ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of THPP that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of the Pipeline System prior to the Commencement Date);
          (iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
          (iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 17, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
     (b) Shipper Information. THPP shall protect all shipper information of TRMC to the full extent required under Applicable Law and accepted practices in the crude petroleum pipeline industry.
     (c) Required Disclosure. Notwithstanding Section 17(a) and (b) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
     (d) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 17, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law. Further, for confidential shipper information of TRMC, THPP may retain such information as may be required to document its performance in accordance with Applicable Law and customary industry practices.
     (e) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys, and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
     (f) Survival. The obligation of confidentiality under this Section 17 shall survive the termination of this Agreement for a period of two (2) years.
18. MISCELLANEOUS
     (a) Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
     (b) Entire Agreement. This Agreement, together with the Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
     (c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.
     (d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
     (f) No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
     (g) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.
     (h) Schedules. Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO REFINING AND MARKETING COMPANY

Name:
Title:

TESORO HIGH PLAINS PIPELINE COMPANY LLC

Name:
Title:

Signature Page to
High Plains Pipeline
Transportation Services Agreement

SCHEDULE A
Supplement No. 5 to North Dakota P.S.C. No. 63
Tesoro High Plains Pipeline Company, LLC
SUPPLEMENT No. 5
TO
North Dakota P.S.C. No. 63
LOCAL TARIFF
Containing
RULES AND REGULATIONS
Governing
THE TRANSPORTATION
And
DIVERSION AND RECONSIGNMENT
Of
CRUDE PETROLEUM
By Pipeline
The rules and regulations published herein apply only under tariffs making specific reference to this Tariff. Any such reference includes supplements and successive issuances of these rules and regulations.
NOTE: This reissue of North Dakota P.S.C. No. 63 contains all changes from the prior versions of North Dakota No. 63 as covered by Supplement Nos. 1, 2, 3 and 4.

ISSUED December 10, 2010	EFFECTIVE January 12, 2011
The provisions published herein, will, if effective, not result in an effect on the quality of the human environment.
Issued by:
Michael L. McCann
President
Tesoro High Plains Pipeline Company, LLC
1900 Ridgewood Parkway
San Antonio, Texas 78259
(210) 626-4593
E-mail: Michael.l.McCann@tsocorp.com

TABLE OF CONTENTS

	ITEM	PAGE
SUBJECT	NO.	NO.
Abbreviations and Definitions	5	4
Applicable Rates	60	6
Barrel Defined	5	4
Carrier Defined	5	4
Charges, Payment of	65	6
Commodity	10	4
Claims, Time Limitation on	80	7
Common Stream Petroleum Connecting Carriers	105	7
Crude Petroleum Defined	5	4
Deductions	40	5
Definitions	5	4
Delivery	55	6
Demurrage	55	6
Destinations Facilities	35	5
Diversion or Reconsignment	45	5
Facilities, Destination	35	5
Gauging, Deductions and Adjustments	40	5
General Application		3
Gravity and Quality, Variations in	30	5
Liability of Carrier	70	6
Mixtures	15	4
Payment of Charges	65	6
Proration Procedures	110	7
Quality	28	4
Quality and Gravity, Variations in	30	5
Quantities	25	4
Rates Applicable	60	6
Reconsignment	45	5
Segregation	30	5
Storage in Transit	50	6
Suits, Time Limitation on	80	7
Tender Defined	5	4
Tenders	20	4
Title	75	6
Use of Communication Facilities	85	7
Variation in Quality and Gravity, Segregation and	30	5

GENERAL APPLICATION
The rules and regulations published herein apply only under tariffs which make specific reference to this tariff. Any such reference includes supplements and successive issuances of these rules and regulations.
Crude Petroleum will be transported through Carrier’s facilities only as provided in this rules and regulations tariff, except that specific rules and regulations published in individual tariffs will take precedence over rules and regulations published herein.

RULES AND REGULATIONS
Crude petroleum will be transported through Carrier’s facilities only as provided in these rules and regulations.

ITEM NO.	SUBJECT	RULES AND REGULATIONS
5	ABBREVIATIONS AND DEFINITIONS	As used in these rules and regulations, the following terms have the following meanings:
“a.m.” means a time of day after midnight and before noon.
“Barrel” means forty two United States gallons.
“Carrier” means and refers to Tesoro High Plains Pipeline Company, LLC.
“Crude petroleum” means either the direct liquid products of oil wells or synthetic crude petroleum. Excluded from the category of crude petroleum are natural gasoline; condensate; and mixtures of direct products of oil wells and indirect products. Also, specifically excluded in the definition of crude petroleum that Carrier will transport are indirect products of oil wells or natural gas wells, such as liquefied petroleum gases, as provided in Item 15.
“No.” means number.
“p.m.” means a time of day after noon and before midnight.
“Tender” means an offer by a shipper to Carrier of a stated quantity of crude petroleum for transportation from a specified origin or origins to a specified destination or destinations in accordance with these rules and regulations.

10	COMMODITY	Carrier is engaged in the transportation of crude petroleum by pipeline and will not accept any indirect products of oil and gas wells, mixtures containing indirect products or other commodity for transportation.

15	MIXTURES	Natural gasoline, condensate and the indirect liquid products of oil or gas wells, including liquefied petroleum gases, hereinafter referred to as indirect products, will not be accepted or transported as a mixture with the direct liquid products of oil wells, herein referred to as direct products.

20	TENDERS	(a) Crude petroleum will be transported only under a tender accepted by Carrier, from origins (or from facilities connected to Carrier’s gathering system when gathering service is to be performed by Carrier) to destinations when a tariff covering the movement is lawfully in effect and on file with the Federal Energy Regulatory Commission with respect to interstate traffic and with the Public Service Commission with respect to intrastate traffic.

(b) The transportation service offered by Carrier does not include any truck or rail unloading facility. Any such facility is outside the scope of this tariff.

(c) Any shipper desiring to tender crude petroleum for transportation shall make such tender to Carrier in writing on or before the twenty fifth (25th) day of the month preceding the month during which the transportation under the tender is to begin. Unless such notification is made, Carrier will be under no obligation to accept crude petroleum for transportation. However, if operating conditions permit and at the sole discretion of Carrier, tenders of crude petroleum may be accepted for transportation after the 25th day of the month preceding the month during which the transportation under the tender is to begin.

25	QUANTITIES	(a) A tender will be accepted only when the total quantity covered by such tender will be made available for transportation within the month in which the tender is to begin.

(b) Any quantity of crude petroleum will be accepted from lease tanks or other facilities to which Carrier is connected, if such quantity can be consolidated with other crude petroleum so that Carrier can make a single delivery of not less than five thousand barrels. The term “single delivery” as used herein means a delivery of crude petroleum in one continuous operation to one or more consignees into a single facility, furnished by such consignee or consignees, to which Carrier is connected.

28	QUALITY	(a) The presence of contaminants in Crude Petroleum including but not limited to chemicals such as chlorinated and/or oxygenated hydrocarbons and/or lead, shall be reason for carrier to reject a Crude Petroleum tender.

(b) Carrier will reject any Crude Petroleum offered or received for transportation when the Crude Petroleum’s sulfur content exceeds 0.5% by weight.

ITEM NO.	SUBJECT	RULES AND REGULATIONS
30-A	SEGREGATION AND VARIATIONS IN QUALITY AND GRAVITY	The following rules and regulations covering crude petroleum quality apply to Carrier’s intrastate crude petroleum system

(a) As part of its common stream transportation, Carrier will not accept any crude petroleum which does not meet the quality criteria of the common stream as provided herein. Carrier will monitor the quality of its common streams and shall investigate suspected abuses of common stream criteria violations. Monitoring of common streams will include gravity and sulfur testing and could include simulated distillation and other testing to determine quality.

(b) If abuses of the common stream quality are determined, the shipper causing such abuses shall be advised to cease and desist all such actions. Failure to desist or failure to cooperate in ending such practices shall result in that shipper being barred from shipping in the common stream where such abuses occurred. Before such shipper is allowed to regain its shipper status in the common stream where the abuses occurred, the shipper will be required to provide Carrier with assurances that such abuses will not recur.

(c) Carrier will work with connecting carriers regarding Carrier’s quality issues and will advise such connecting carriers that any crude petroleum found to be a detriment to Carrier’s common stream will be rejected for further transportation on Carrier’s system.

(d) Since variations in gravity and/or quality of common stream crude petroleum are inherent in common stream operations, Carrier will not be liable for such variations occurring while crude petroleum is in its custody, nor is Carrier under any obligation to deliver the identical crude petroleum received, but will make delivery out of such common stream.

(e) When requested by the shipper and if operationally feasible, Carrier will endeavor to segregate crude petroleum of a kind and/or quality not currently transported through Carrier’s facilities. Carrier will, to the best of its abilities, make delivery of such crude petroleum at the destination, specified by shipper in a form that is substantially the same as the crude petroleum received by Carrier at origin. For such segregated batches, shipper must provide crude petroleum in such quantities (see Note 1) and at such specified times as may be necessary to permit such segregated movements via Carrier’s existing facilities. Further, Carrier will not be liable for failure to deliver the identical crude petroleum or for any variations in the gravity and/or quality of crude petroleum occurring while such segregated crude is in Carrier’s custody.

Note 1 – The quantity to be accepted and transported under the provisions of this Item will be determined by Carrier in accordance with current operations through its existing facilities involved in the segregated movements, but in no event shall the quantity for a single delivery be less than the minimum quantity stated in Item 25; nor shall Carrier be required to make any changes to its existing facilities or mode of operation to accommodate segregated batches.

35	DESTINATION FACILITIES	No duty to transport will arise until evidence satisfactory to Carrier has been furnished that consignee has provided necessary facilities to which Carrier is connected and has made necessary arrangements for accepting delivery of shipments promptly on arrival at the destination. Carrier does not provide truck or rail unloading facilities as part of its transportation service.

40-A	GAUGING, DEDUCTIONS AND ADJUSTMENTS	(a) Quantities of crude petroleum for receiving, delivering, assessing charges and all other purposes will be corrected to a temperature of sixty degrees Fahrenheit, after deduction of impurities shown by tests made by Carrier prior to receipt and upon delivery. Quantities may be computed from tank tables compiled or accepted by Carrier.
(b) Pursuant to Item 70, crude petroleum quantities transported may be adjusted to allow for inherent losses, including but not limited to shrinkage, evaporation, interface losses and normal “over and short” losses. A deduction of two tenths of one percent (0.2%) will be made to cover evaporation, interface losses, and other normal losses during transportation.
(c) The net quantities as determined under paragraphs (a) and (b) of this item will be the amounts accountable at destination.

45	DIVERSION OR RECONSIGNMENT	Crude petroleum in transport may be diverted without an additional charge to a destination other than the destination originally specified on the tender, or crude petroleum in transport may be reconsigned without an additional charge to another shipper at the point of destination only if such diversion or reconsignment is made in writing by the shipper prior to delivery at the original destination. Any such diversion will be permitted only in accordance with and subject to the rates, rules and regulations applicable from point of origin to point of final destination and, upon condition that no out of line or backhaul movement will be made.

ITEM NO.	SUBJECT	RULES AND REGULATIONS
50	STORAGE IN TRANSIT	(a) Carrier has working tanks required to transport crude petroleum, but has no other tankage and, therefore, does not have facilities for rendering, nor does it offer, a storage service. Provisions for storage in transit in facilities furnished by shipper at points on Carrier’s system will be permitted only to the extent authorized under individual transit tariffs lawfully on file with the Public Service Commission.
(b) Each shipper will be required to furnish crude oil into inventory for its proportionate share of the line fill in such amount as deemed necessary by Carrier.

55	DELIVERY AND DEMURRAGE	(a) Carrier will transport and deliver crude petroleum with reasonable diligence and dispatch, but will not accept crude petroleum to be transported in time for any particular market.

(b) After any shipment has had time to arrive at the destination, and on twenty-four hour notice to consignee, Carrier may begin delivery at its current rate of pumping.

(c) Commencing after the first seven o’clock a.m. after expiration of said notice, a demurrage charge of one cent per barrel per day of twenty four hours shall accrue on any part of said shipment offered for delivery and not taken as prescribed in paragraph (b) of this item. After expiration of said notice, Carrier’s liability for loss, damage, or delay shall be that of warehouseman only.

60	RATES APPLICABLE	Crude petroleum transported shall be subject to the rates in effect on the dates such crude petroleum is received by Carrier.

65	PAYMENT OF CHARGES	The shipper shall be responsible for payment of transportation and all other charges applicable to the shipment, and if required, shall prepay such charges or furnish guaranty of payment satisfactory to Carrier. Carrier will have a lien on all crude petroleum accepted for transportation to secure the payment of all charges, including demurrage charges, and may refuse to deliver crude petroleum until all charges have been paid. If said charges or any part thereof shall remain unpaid five days, computed from the first seven o’clock a.m. after written notice is mailed to shipper of intention to enforce Carrier’s lien as herein provided, or when there shall be failure to take the crude petroleum at the point of destination as provided in Item 55 within five days, computed from the first seven o’clock a.m. after expiration of the notice therein provided, Carrier shall have the right through an agent, to sell said crude petroleum at public auction for cash, between and not less than twenty four hours after notice of the time and place of such sale and the quantity, general description, and location of the crude petroleum to be sold has been published in a daily newspaper of general circulation published in the town or city where the sale is to be held, and sent by electronic mail or facsimile to shipper. Carrier may be a bidder and purchaser at such sale. Out of the proceeds of said sale Carrier may pay itself all transportation, demurrage, and other lawful charges, expense of notice, advertisement, sale, and other necessary expense, and of caring for and maintaining the crude petroleum, and the balance shall be held for whomsoever may be lawfully entitled thereto.

70	LIABILITY OF CARRIER	(a) Carrier, while in possession of any crude petroleum, will not be liable for any loss thereof, or damage thereto, or delay, caused by an act of God, the public enemy, quarantine, the authority of law, or of public authority, strikes, riots insurrection, inherent nature of the goods, or the act or default of a shipper consignee.

(b) Any losses of crude petroleum will be charged proportionately to each shipper in the ratio that its petroleum products, or portion thereof, received and undelivered at the time the loss occurs, bears to the total of all crude petroleum then in the custody of Carrier for transportation via the lines or other facilities in which the loss occurs; and Carrier will be obligated to deliver only that portion of such crude petroleum remaining after deducting shipper’s proportion of such loss determined as aforesaid. Transportation charges will be assessed only on the quantity delivered.

75	TITLE	A tender of crude petroleum shall be deemed a warranty of title by the party tendering, but acceptance shall not be deemed a representation by Carrier as to title. Carrier may, in the absence of adequate security, decline to receive any crude petroleum which is in litigation or with respect to which a dispute over title may exist, or which is encumbered by any lien of which Carrier has notice.

ITEM NO.	SUBJECT	RULES AND REGULATIONS
80	TIME LIMITATION ON CLAIMS	As a condition precedent to recovery for loss, damage, or delay to shipments, claims must be filed in writing with Carrier within nine months and one day after reasonable time for delivery, based on Carrier’s normal operations, has elapsed; and suits shall be instituted against Carrier only within two years and one day from the day when notice in writing is given by Carrier to the claimant that Carrier has disallowed the claim or any part or parts thereof specified in the notice. Where claims are not filed or suits are not instituted thereon in accordance with the foregoing provisions, Carrier will not be liable with respect to any such claim, and no such claim will be paid.

105	COMMON STREAM PETROLEUM CONNECTING CARRIERS	When both receipts from and deliveries to a connecting Carrier of substantially the same grade of Crude Petroleum are scheduled at the same interconnection. Carrier reserves the right, with the cooperation of the connecting Carrier, to offset like volumes of such common stream Crude Petroleum in order to avoid the unnecessary use of energy which would be required to physically pump the offsetting volumes. Carrier will apply to such offsetting of volumes the applicable tariff rate.

110	PRORATION PROCEDURES	When there shall be tendered to Carrier for transportation on Carrier’s pipeline system or any part thereof under applicable tariffs, more crude petroleum than can be currently transported, the transportation furnished by Carrier shall be apportioned in the following manner:

(1) Capacity will be allocated first to the volumes of crude petroleum that a shipper has agreed, in a transportation service agreement with Carrier, that it will ship, or in the event it does not ship, will nonetheless pay for at the Firm Committed Rate;

(2) The remaining capacity will be allocated in a fair and equitable manner so as to avoid discrimination among shippers, properly take into account the historic volumes that shippers have shipped on Carrier’s pipeline in the past and avoid adversely affecting the reasonable operation of Carrier’s facilities.

NORTH DAKOTA P.S.C. No. 83
Cancels NORTH DAKOTA P.S.C. No. 82
TESORO HIGH PLAINS PIPELINE COMPANY, LLC
LOCAL TARIFF
Applying To

CRUDE PETROLEUM
Governed, except as otherwise provided herein, by rules and regulations shown in Tesoro High Plains Pipeline Company, LLC’s North Dakota P.S.C. No. 63, supplements thereto and successive issues thereof.
TABLE OF RATES

			Rates in	Rates in
			Dollars per	Dollars per
			Barrel of 42	Barrel of 42
			United States	United States
			Gallons	Gallons Firm	Pipeline
			Uncommitted	Committed	Gathering
From		To	Rates	Rates	Charges
North Dakota Stations
1701 Central	Billings County		1.029	1.129
1906 Central	Billings County		1.023	1.123
Alexander Station	McKenzie County		1.171	1.271
Alexander Truck Station	McKenzie County		1.171	1.271
Anderson 10-33	McKenzie County		1.213	1.313	0.5134
Anderson 32	McKenzie County		1.213	1.313	0.5134
Battleview	Burke County		1.248	1.348
Black Slough	Burke County		1.353	1.453	0.5691
Blue Buttes	McKenzie County		0.940	1.040	0.5691
Bratcher 10-44	McKenzie County	Mandan, ND	1.193	1.293	0.5134
Cartwright Station	McKenzie County	(Morton County)	1.276	1.376	0.5134
Charlson Station	McKenzie County		1.000	1.100	0.5691
Connolly	Dunn County		0.751	0.851
Dodge	Dunn County		0.603	0.703
Elletson 33-1	Williams County		1.282	1.382	0.5134
Fritz	Billings County		1.035	1.135
Highway 22	Dunn County		0.804	0.904
Iszley #1	McKenzie County		1.282	1.382	0.5134
Kasper 1-14-4c	Billings County		0.820	0.920
Keene Station	McKenzie County		0.952	1.052
Little Knife	Dunn County		0.887	0.987	0.5134
ND State E-1	McKenzie County		1.181	1.281
Novak 25-11	McKenzie County		1.195	1.295	0.5134
Novak 26-41	McKenzie County		1.195	1.295	0.5134
Poker Jim	McKenzie County		1.434	1.534
Ramberg Station	Williams County		1.118	1.218
Stepanek #1	McKenzie County		1.189	1.289
Taylor Station	Billings County		1.014	1.114	0.5134
Tioga	Williams County		1.159	1.259	0.5691
Treetop	Billings County		1.006	1.106	0.5134
Wiser #1	McKenzie County		1.180	1.280	0.5134
Whitetail Station	Billings County		1.118	1.218	0.5134
Yttredahl	McKenzie County		1.047	1.147	0.5691
APPLICATION OF RATES FROM INTERMEDIATE POINTS
Rates from any origin not specified above to Mandan, North Dakota shall be the rate indicated for the North Dakota Station listed above that is the closest geographic point on the pipeline to the unspecified origin.
Pumpover Fee: When shipments are transferred from tank or truck facilities into the main line facilities of Tesoro High Plains Pipeline Company, LLC, a charge of 14.45 cents per barrel will be made in addition to the transportation rate stated above.

ISSUED December 10, 2010	EFFECTIVE January 12, 2011
Michael L. McCann
Vice President
Tesoro High Plains Pipeline Company, LLC
19100 Ridgewood Parkway
San Antonio, TX 78259
Phone: 210-626-4593
Fax: 210-745 4574
Michael.L.McCann@tsocorp.com

SCHEDULE B

Segment #	From	To
1	Lignite	Black Slough
2	Portal	Black Slough
3	Black Slough	Tioga
4	Tioga	Ramburg
5	Tioga	Dunn Center
6	Richey	Putnam
7	Fairview	Putnam
8	Putnam	Sidney
9	Sidney	Alexander
10	Alexander	Keene
11	Sidney	Poker Jim
12	Poker Jim	Tree Top
13	Tree Top	Fryburg
14	Fritz	Tree Top
15	Tree Top	Dunn Center
16	Little Knife	Dunn Center
17	Dunn Center	Mandan